UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2008

 IMMUNOSYN CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	005-82677	20-5322896
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 Executive Square, Suite 260 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 888-853-3663

 Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Investor Presentation

Below is a copy of the transcript of the interview given by Stephen Ferrone, President and CEO of Immunosyn, published on January 25, 2008 in the CEOCFO newsletter.

Immunosyn’s SF-1019 Technology Has Demonstrated That It May Up-Regulate The Innate Immune System, Modulates The Adaptive Immune System And Has Demonstrated No Toxic Effects In Animal Trials And Pre-Clinical Human Studies

Healthcare
Biotechnology
(IMYN-OTC: BB)
Immunosyn Corporation
4225 Executive Square, Suite 260
La Jolla, CA 92037

Stephen D. Ferrone
President and CEO
BIO:
Stephen D. Ferrone
CEO, President and Board Member
Mr. Ferrone is a veteran marketing and sales executive with demonstrated national leadership of strategic and tactical distribution initiatives through intermediary channels. He has a proven career of growing and managing businesses including nine years of service with ABN AMRO Asset Management as genesis architect of its marketing strategy and responsibility for its mutual fund and separate accounts distribution network. Mr. Ferrone is a graduate of Northwestern University and Loyola School of Law and began his professional career in Chicago, Illinois as a felony trial prosecutor for Cook County. He later transitioned into the field of comprehensive wealth management as a principal in a successful fee-based money management practice, a concept that was still new at that time. He sold his interest in that business to become Regional Marketing Director at Schwab Institutional where he opened the Midwest office. He built and led a team providing technology solutions to asset managers, achieving a 76% per year increase in sales with consistent top ranked profitability. Subsequently, as the National Sales Director for ABN AMRO, Mr. Ferrone set the strategic marketing plan and led the sales team he created to raise net new investment sales of over $9 billion dollars over his nine-year tenure.

Company Profile:
La Jolla, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life-enhancing therapeutics. Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019, a compound that was developed from extensive research into Biological Response Modifiers (BRMs). Argyll Biotechnologies, LLC has initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials are underway in both the US and Europe. Research suggests that SF-1019 has the potential to affect a number of clinical conditions including complications from Diabetic Mellitus such as Diabetic Neuropathy (DN) and diabetic ulcers (DU), auto-immune disorders such as Multiple Sclerosis (MS) and neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy
(CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS).

Interview conducted by:
Lynn Fosse, Senior Editor
CEOCFOinterviews.com

CEOCFO: Mr. Ferrone, you are new as CEO at Immunosyn; what attracted you, and what is the vision?

Mr. Ferrone: “What attracted me was the science; there are so many unmet needs in the world with respect to treating diseases and the science behind SF-1019 was tremendously compelling. As a biological response modifier, SF-1019 interacts with the autoimmune system. Autoimmune related diseases account for about half of the diseases on the planet. If there is a potentially effective treatment for this area of disease, it offers great opportunity.”

CEOCFO: Would you tell us more about SF-1019?

Mr. Ferrone: “The scientists involved believe, and it is our opinion, that SF-1019 is a scientific breakthrough. The reason for this is that SF-1019 upregulates the innate immune system and modulates the adaptive immune system. This is particularly unique. Many biological response modifiers will do one or the other but not both and unfortunately most have toxic effects, whereas SF-1019 has demonstrated in animal trials and pre-clinical human studies not to have those toxic effects.”

CEOCFO: Are you doing this in partnership?

Mr. Ferrone: “Yes. Immunosyn, the public company, is a developmental distribution company awaiting the approval of the biopharmaceutical SF-1019. Argyll Biotechnologies, LLC, Immunosyn’s strategic partner and largest shareholder, is the company who has brought this biopharmaceutical through its ten-year period of development to the point where it is a fully-developed drug.” It is now Argyll Biotechnologies’ responsibility to move SF-1019 through the clinical trials and through the various jurisdictional approval processes.”

CEOCFO: Where are you in the process of getting it to people?

Mr. Ferrone: “Regulatory approval processes for SF-1019 have been initiated by Argyll Biotechnologies, LLC in several countries. Additionally, in both the US and Europe preparations for clinical trials are underway. Research indicates that SF-1019 has the potential to affect neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS), autoimmune disorders such as Multiple Sclerosis (MS), and a number of clinical conditions including complications from Diabetic Mellitus such as Diabetic Neuropathy (DN) and diabetic ulcers (DU).”

CEOCFO: Is it a lot easier in Europe?

Mr. Ferrone: “It is a process wherever you go. Certainly, the EMEA in the European Union has their protocol just as the FDA does here. The standards are equally rigorous and stringent as to safety & efficacy in both the US and the EU. So really, the question is not whether it is easier or harder; but one of choosing the most efficient and timely strategy for each given jurisdiction.”

CEOCFO: What is the financial picture of the company?

Mr. Ferrone: “Under the terms of our exclusive license agreement, Argyll Biotechnologies is responsible for all regulatory approvals and clinical trials including those required by the EMEA and FDA together with their associated costs. However, we are working on the capitalization of Immunosyn now. We hope to be able to make an announcement about that soon.”

CEOCFO: What is the plan going forward?

Mr. Ferrone: “Our job is to raise awareness in the patient, medical and investor communities as to the potential of SF-1019. We will be setting up distribution protocols for anticipated approvals as they come from their respective jurisdictions. It is also our responsibility to communicate with Argyll Biotechnologies, to monitor their progress and to update our stakeholders as milestone accomplishments occur along the way.”

CEOCFO: There are many new ideas that are fighting for attention; how do you get the various components that you need for the public and investors to pay attention?

Mr. Ferrone: “It is top down, bottom up; attending conferences, speaking engagements and reaching out to intermediaries and individual investors who might be interested in Immunosyn. In addition, we are proactively creating a face and increasing visibility in the market place. Those reading this article who would like more information can contact us through our website.”

CEOCFO: Are you planning to add other technologies and products?

Mr. Ferrone: “Yes. Certainly, our immediate focus is on preparing for the achievement of successful clinical trials and the approval to distribute SF-1019 worldwide, as is our right through our exclusive license agreement with Argyll Biotechnologies. SF-1019 is the platform technology that may point the way for the future development and refinement of many promising innovative and cutting-edge therapeutics. However, as we develop a revenue stream it will also allow for future acquisitions.”

CEOCFO: You are looking at prescription veterinary treatments, why is that an area of interest?

Mr. Ferrone: “There are certain autoimmune related indications from which animals suffer. Our Scientific Advisory Board believes that there are potential applications for iterations of SF-1019 to be developed for use in the veterinary arena.”

CEOCFO: Are you looking at marketing and distribution?

Mr. Ferrone: “That is the second step. We are at the awareness stage, creating a foundation and developing awareness for Immunoysn and SF-1019 now. On an operational basis, as milestones with SF- 1019 are achieved and we get closer to distribution, then marketing and distribution plans for SF-1019 will become our primary focus.”

CEOCFO: Why should potential investors pick you out of the crowd?

Mr. Ferrone: “I read in a magazine recently an article about a very well-known drug company and it included a comment about the industry at large. Many of the major drug companies are seeing their patents and their exclusive distribution rights running out. This is with respect to some of the key medications that they have been selling for a long period of time. Secondly, the whole perception of how to create drugs is shifting from what it has been over the last hundred years, which was lab driven, to something that is more biologically friendly. The role of Immunosyn really is to seek biopharmaceutical solutions that work with the body, not against it. It is our vision to market & distribute treatments that are non-toxic in consequence and that will help the body do what it does naturally, only better. The potential here is to relieve pain and suffering throughout the world, as well as create revenue streams. Companies such as Immunosyn that are striving to market biologically friendly, cutting edge biopharmaceutical products such as SF-1019 are going to get visibility.”

CEOCFO: What should people take away from reading this interview? Mr. Ferrone: “We have a drug that is fully developed, which our Scientific Advisory Board believes has demonstrated safety and efficacy for indications for which we hope the treatment will be approved. We are in the marketplace raising awareness and are cognizant of the need to set up a viable distribution system. With respect to SF-1019, we are at the cutting-edge of where drug development and therapies are today. The two Orphan Diseases for which Argyll Biotechnologies plans to seek FDA approval in the US are Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy (RSD or RSDS). However, the overall target market is potentially broader. It could include indications such as Multiple Sclerosis (MS), from which an estimated 2.5 million people suffer worldwide. There is also the potential for SF-1019 to be used in treating complications from Diabetic Mellitus such as Diabetic Neuropathy (DN) and diabetic ulcers (DU). Worldwide, approximately 246 million people have Diabetes Mellitus, of those, 1 in 6 will develop a foot ulcer and an estimated 50% have a Diabetic Neuropathy (DN). Therefore, there is certainly a large potential market for SF-1019. From a business standpoint as well as a humanitarian standpoint, we feel there is great potential.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOSYN CORPORATION

Date: January 28, 2008	By:	/s/ Stephen D. Ferrone,
Stephen D. Ferrone,
President